Exhibit 10.41

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this 19th day of December, 2003 (the “Effective Date”) among ACORDA THERAPEUTICS, INC., a corporation organized and existing under the laws of the state of Delaware having a principal place of business at 15 Skyline Drive, Hawthorne, New York 10532, USA (“Acorda”), CAMBRIDGE UNIVERSITY TECHNICAL SERVICES LIMITED, an entity organized and existing under the laws of England having a registered address at The Old Schools, Trinity Lane, Cambridge CB2 1TS, UK.  (“CUTS”), and KING’S COLLEGE LONDON, an Institution incorporated by Royal Charter, of Strand, London, WC2R 2LS, UK (“KCL”; CUTS and KCL may be collectively referred to as the “Institutions”).  Each of Acorda, CUTS and KCL may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CUTS is a wholly owned trading subsidiary of The Chancellor, Masters and Scholars of the University of Cambridge (“Cambridge”) and administers the granting of licenses on behalf of Cambridge;

WHEREAS, Professor James Fawcett of Cambridge, together with Professor Stephen McMahon and Dr.  Elizabeth Bradbury of KCL, have developed technology described and claimed in the Patent Application (as defined in Section 1.17), and both Professor Fawcett and Cambridge have assigned to CUTS all of their intellectual property rights in the Patent Application, and all intellectual property rights in Professor McMahon’s and Dr.  Bradbury’s inventions claimed in the Patent Application are owned by KCL;

WHEREAS, Institutions jointly own all right, title and interest in the international patent application entitled “Materials and Methods for the Treatment of CNS Damage”;

WHEREAS, Acorda desires to obtain and Institutions wish to grant to Acorda, an exclusive (except as otherwise provided in this Agreement), worldwide development and commercialization license under such international patent application and any patents owned or controlled by the Institutions that arise or derive from such international patent application, including all intellectual property rights therein, for the development and commercialization of pharmaceutical products for all purposes; and

WHEREAS, Acorda also wishes to collaborate with Cambridge and KCL to undertake a research project on the terms set out in a sponsored research agreement of even date.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE 1

DEFINITIONS

The following terms as used herein shall have the following meanings:

1.1          “Active Ingredient” means any compound or molecule, whether chemical or biological, that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to affect any structure or any function of the body of man or of animals.  For the avoidance of doubt, this term includes those compounds or molecules that may undergo chemical change in the manufacture of a drug product and be present in such drug product in a modified form intended to furnish the specified activity or effect.

1.2          “Affiliate” means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with Acorda.  A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation, or alternatively in either (a) the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.3          “Clinical Trial” means any experiment in which a drug containing an Active Ingredient is administered or dispensed to, or used involving, one or more human subjects, except for the use of a marketed drug in the course of normal medical practice.

1.4          “CNS” means the central nervous system.

1.5          “Control” or “Controlled”  means, with respect to a particular item of information or intellectual property right, that the particular Party (a) owns and has the ability to grant to another Party the licenses to such item as provided for herein, without violating the terms of an agreement with any Third Party, and/or (b) has a license to such item and has the ability to grant to another Party the licenses to such item provided for herein, without violating the terms of an agreement with any Third Party.

1.6          “Dollars” means United States dollars.

1.7          “Earned Royalties” means the royalties payable to Institutions by Acorda on Net Sales of Licensed Products by Acorda and/or its Affiliates as provided in Article 3.

1.8          “FDA” means the United States Food and Drug Administration or any successor entity.

1.9          “IND” means an investigational new drug application submitted to the FDA, which requests authorization from the FDA to administer an investigational drug or biological product to humans in the United States.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

1.10        “Inventors” means Professor James Fawcett, Professor Steve McMahon and Dr.  Elizabeth Bradbury.

1.11        “Licensed Enzyme Product” means any pharmaceutical product containing or directly activating an enzyme, including but not limited to chondroitinase, to treat CNS disorders, diseases or injuries using the method covered by a Valid Claim in the Licensed Patents.

1.12        “Licensed Patents” means any or all of: (a) the Patent Application; (b) the substitutions, extensions, divisionals, continuations, or continuations-in-part of such Patent Application; (c) the patents issuing on any of the foregoing, including all re-examined or re-issued patents and extensions thereof; and (d) the foreign counterparts of any of the foregoing.

1.13        “Licensed Product” means either a Licensed Enzyme Product or a Licensed Small Molecule Inhibitor Product.

1.14        “Licensed Small Molecule Inhibitor Product” means any pharmaceutical product incorporating a small molecule inhibitor which is used to treat CNS disorders, diseases or injuries that is covered by a Valid Claim in the Licensed Patents.

1.15        “Licensed Territory” means the world.

1.16        “Net Sales” means the actual amounts invoiced by Acorda and/or its Affiliates for the Sale of Licensed Products to a Third Party purchaser without deduction of any commission paid to a Third Party purchaser but less the following deductions to the extent that such amounts are actually allowed or incurred with respect to such Sales: (a) freight, packaging and insurance costs incurred in transporting the Licensed Product to such customers; (b) quantity, cash and other trade discounts or rebates actually allowed and taken, including without limitation, discounts or rebates granted to managed health care organizations, or as mandated by any governmental agency or branch thereof in the Licensed Territory; (c) customs, duty, sales and other similar taxes; (d) governmental charges incurred in connection with the exportation or importation of such Licensed Products; (e) amounts repaid or credited by reason of rejections, return of goods, recalls or retroactive price reductions and (f) amounts written off in accordance with GAAP as uncollectable debts from the purchasers, not to exceed 4% of Net Sales in any particular royalty period, and provided, however that if such amounts so written off are later collected by Acorda and/or its Affiliates, then such amounts shall be deemed “Net Sales” and Acorda shall pay Institutions the applicable royalty on Net Sales in accordance with Sections 3.2 and 3.3.  In any event, Acorda will use reasonable efforts to collect debts from its purchasers of Licensed Products.  Sales of Licensed Products or granting of sublicenses by Acorda and its Affiliates to Third Parties shall be on an “arm’s length basis” and on a bona fide basis for the purpose of maximizing revenue.

1.17        “Patent Application”  means the international patent application entitled “Materials and Methods for the Treatment of CNS Damage,” disclosing inventions by the Inventors, filed on the 4th March 2003 having serial number PCT/GB2003/000901.

1.18        “Payment Period” means a semi-annual period ending 30th June or 31st December of each calendar year.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

1.19        “Phase I Clinical Trial” means a Clinical Trial on sufficient numbers of normal volunteers and subjects that is designed to establish that a pharmaceutical product is safe for its intended use, and to support its continued testing in Phase II Clinical Trials.

1.20        “Phase II Clinical Trial” means a Clinical Trial on sufficient numbers of subjects that is designed to establish the safety and biological activity of a pharmaceutical product for its intended use, and to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed.

1.21        “Phase III Clinical Trial” means a Clinical Trial on sufficient numbers of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.22        “Regulatory Approval” means the approvals, registrations or authorizations of the Food and Drug Administration (FDA), or the equivalent regulatory agency in a foreign country or jurisdiction necessary for the manufacture, distribution, marketing and sale of a pharmaceutical or diagnostic product in the United States, or such foreign country or jurisdiction, as applicable.

1.23        “Sale” or “Sold” means the sale or other commercial disposition of a Licensed Product by Acorda, its Affiliates or sublicensees.  In case of doubt, Sales of Licensed Products shall be deemed consummated no later than invoicing of payment to a Third Party for the applicable transaction involving such Licensed Product.

1.24        “Sublicense Royalties” means any royalty payments (which for clarity excludes any upfront payments, milestone payments, or any equity investments made in Acorda at fair market value (and provided further that if any equity investment is made at a premium to fair market value, the amount of such premium would be deemed Sublicense Royalties)) received by Acorda and/or its Affiliates from a Third Party sublicensee based on the Sublicense of Acorda’s and/or its Affiliates rights in the Licensed Patents.

1.25        “Third Party” means any entity or individual other than Acorda, Cambridge, CUTS or KCL, or an Affiliate.

1.26        “Valid Claim” means (a) a claim of any issued, unexpired patent included among the Licensed Patents, which patent claim has not been (i) held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, which decision is not further appealable, or (ii) rendered unenforceable through reexamination, reissue, disclaimer or otherwise, or (iii) lost through an interference proceeding, or (iv) abandoned; or (b) a pending claim of an international patent application filed under the Patent Cooperation Treaty (the “PCT”) included within the Licensed Patents, which claim (i) has been pending under examination for less than seven (7) years from date of filing of such claim, and (ii) has been asserted in good faith, and (iii) has not been abandoned or finally rejected without the possibility of appeal or re-filing.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE 2

GRANT OF LICENSE

2.1          Licenses to Acorda.

(a)           Subject to Section 2.2(a), Institutions hereby grant to Acorda and its Affiliates an exclusive (even as to the Institutions), royalty-bearing license, including (subject to the provisions of Section 2.3) the right to grant sublicenses, under the Licensed Patents to use and practice the inventions and information claimed or disclosed therein that relate to enzymatic methods of treating CNS disorder, disease or injury, and to research, develop, make, have made, use, sell, offer for sale, have sold, import, export, lease and otherwise exploit Licensed Enzyme Products for all purposes in the Licensed Territory during the term of this Agreement.

(b)           Subject to Section 2.2(b), Institutions hereby grant to Acorda and its Affiliates a non-exclusive, royalty-bearing license, including (subject to the provisions of Sections 2.3 and 2.4) the right to grant sublicenses, under the Licensed Patents to use and practice the inventions and information claimed or disclosed therein that relate to small molecule inhibitors for use in treating CNS disorder, disease or injury, and to research, develop, make, have made, use, sell, offer for sale, have sold, import, export, lease and otherwise exploit Licensed Small Molecule Inhibitor Products for all purposes in the Licensed Territory during the term of this Agreement.

2.2          Retained Rights.

(a)           The license granted in Section 2.l(a) above is subject to a right retained by the Institutions for their selves (and also grants to Cambridge and any wholly owned subsidiary of Cambridge and/or KCL) to use and practice the portions of the Licensed Patents relating to enzymatic methods of treating CNS disorders, diseases or injuries for non-commercial, academic research and educational purposes only.  Such retained right shall be transferable to other academic institutions in the event that the Inventors become employed by such institutions, provided, however, that such other institutions’ right to use and practice such Licensed Patents shall be subject to the same limitations as those on the Institutions’ right to use and practice hereunder.

(b)           The license granted in Section 2.1(b) above is subject to a right retained by the Institutions for their selves (and also grants to Cambridge and any wholly owned subsidiary of Cambridge and/or KCL) to use and practice the portions of the Licensed Patents relating to small molecule inhibitors for use in treating CNS disorders, diseases or injuries for all commercial and/or non-commercial purposes.  Such retained right shall be transferable to other academic institutions in the event that the Inventors become employed by such institutions, provided, however, that such other institutions’ right to use and practice such Licensed Patents shall be subject to the same limitations as those on the Institutions’ right to use and practice hereunder.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

2.3          Sublicenses.  Acorda and its Affiliates shall have the right to grant sublicenses to Third Parties under any or all of their license rights in the Licensed Patents granted in Section 2.1, provided that:

(a)           the pricing of all Licensed Products that may be sold by Acorda or its Affiliate to any such sublicensee shall be determined on an “arm’s length basis” and on a bona fide basis for the purpose of maximizing the revenue;

(b)           each such sublicense shall include obligations on the sublicensee that are consistent with the obligations made on Acorda and its Affiliates and agents and sub-contractors under this Agreement (e.g., each such sublicense will include an obligation on the sublicensee to indemnify Acorda and its Affiliates for any losses resulting from claims brought by a third party arising in connection with any personal injury and property damage caused by the manufacture, testing, design, use, Sale or labeling of any Licensed Products by such sublicensee);

(c)           each such sublicense shall be memorialized in a written agreement with the sublicensee, a copy of which agreement shall be delivered to each of the Institutions within sixty (60) days of said sublicense becoming effective;

(d)           each such sublicense shall terminate automatically on the termination of this Agreement for any reason whatsoever and in such circumstances the Institutions shall grant the sublicensee a direct license to the same extent wherein the financial terms shall be substantially equivalent to those of the sublicense, with all payments due under such direct license being payable directly to the Institutions;

(e)           each such sublicense shall provide that Acorda may terminate the sublicense if the sublicensee commences legal proceedings to challenge the validity of any of the Licensed Patents; and

(f)            Acorda and its Affiliates shall use best endeavors to enforce all payment obligations contained in each such sublicense.

2.4          Acorda and its Affiliates (or its sublicensee, as applicable) may grant only one (1) sublicense under the Licensed Patents relating to small molecule inhibitors for use in treating CNS disorders, diseases or injuries in any given jurisdiction.  For clarity, the one (1) sublicense in a given jurisdiction may be a sublicense granted by another sublicensee hereunder.

2.5          No Implied License.  The licenses and rights granted in this Agreement shall not be construed to confer any rights upon Acorda and its Affiliates by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents.

ARTICLE 3

COMPENSATION

3.1          Upfront Payment.  Within ten (10) days of the Effective Date, Acorda shall pay Institutions an upfront license fee in the amount of forty-five thousand Dollars ($45,000).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

3.2          Royalties on Licensed Enzyme Products.  Subject to Sections 3.2(a) and 3.4, Acorda shall pay the Institutions royalties in the amount of two and one-half percent (2.5%) of the aggregate Net Sales of Licensed Enzyme Products made by Acorda and/or its Affiliates in countries in the Licensed Territory where such sales are covered by a Valid Claim in an issued patent in the Licensed Patents.

(a)           Royalty Rate Adjustment.  If licenses to dominant Third Party patents (that is, patents that claim the Licensed Enzyme Product or its manufacture or use) are required for Acorda or its Affiliates to research, develop, make, have made, use, sell, offer for sale, have sold, import, export, lease and otherwise exploit Licensed Enzyme Products in the Licensed Territory, Acorda may deduct, from the royalty amount payable by Acorda to Institutions, up to [***] of the royalty amounts owed the Third Party under such licenses, provided that in no event shall Institutions receive less than [***] of the aggregate Net Sales of Licensed Enzyme Products Sold by Acorda and/or its Affiliates in the Licensed Territory.

(b)           Royalties on Sublicenses.  Subject to Section 3.5, if Acorda and/or its Affiliates grants a sublicense under any or all of its rights in the Licensed Patents to a Third Party to research, develop, make, have made, use, sell, offer for sale, have sold, import, export, lease and otherwise exploit Licensed Enzyme Products, then Acorda will pay Institutions a percentage of all Sublicense Royalties received by Acorda and/or its Affiliates from such Third Party sublicensee based on such sublicense, according to the following schedule:

(i)           If Acorda and/or its Affiliates grants such sublicense prior to filing an IND for any Licensed Enzyme Product, [***] of Sublicense Royalties;

(ii)          If Acorda and/or its Affiliates grants such sublicense after filing an IND for any Licensed Enzyme Product but prior to commencing a Phase II Clinical Trial for any Licensed Enzyme Product, [***] of Sublicense Royalties;

(iii)        If Acorda and/or its Affiliates grants such sublicense after commencing a Phase II Clinical Trial for any Licensed Enzyme Product but prior to commencing a Phase III Clinical Trial for any Licensed Enzyme Product, [***] of Sublicense Royalties;

(iv)         If Acorda and/or its Affiliates grants such sublicense after commencing a Phase III Clinical Trial for any Licensed Enzyme Product but prior to Regulatory Approval of any Licensed Enzyme Product, [***] of Sublicense Royalties; and

(v)           If Acorda and/or its Affiliates grants such sublicense after Regulatory Approval of any Licensed Enzyme Product, [***] of Sublicense Royalties.

For purposes of this Section 3.2(b) and Section 3.3(a), “commencing” a Clinical Trial shall mean administration of the first dose of a Licensed Product to a subject.

3.3          Royalties on Licensed Small Molecule Inhibitor Products.  Subject to Section 3.4, Acorda shall pay Institutions royalties in the amount of one-half percent (0.5%) of the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

aggregate Net Sales of Licensed Small Molecule Products by Acorda and/or its Affiliates in countries in the Licensed Territory where such sales are covered by a Valid Claim in an issued patent in the Licensed Patents.

(a)           Royalties on Sublicenses.  Subject to Section 3.5, if Acorda and/or its Affiliates grants a sublicense under any or all of their rights in the Licensed Patents to a Third Party to research, develop, make, have made, use, sell, offer for sale, have sold, import, export, lease and otherwise exploit Licensed Small Molecule Inhibitor Products, then Acorda will pay Institutions a percentage of all Sublicense Royalties received by Acorda and/or its Affiliates from such Third Party sublicensee based on such sublicense, according to the following schedule:

(i)           If Acorda and/or its Affiliates grants such sublicense prior to filing an IND for any Licensed Small Molecule Inhibitor Product, [***] of Sublicense Royalties;

(ii)          If Acorda and/or its Affiliates grants such sublicense after filing an IND for any Licensed Small Molecule Inhibitor Product but prior to commencing a Phase II Clinical Trial for any Licensed Small Molecule Inhibitor Product, [***] of Sublicense Royalties;

(iii)        If Acorda and/or its Affiliates grants such sublicense after commencing a Phase II Clinical Trial for any Licensed Small Molecule Inhibitor Product but prior to commencing Phase III Clinical Trials for any Licensed Small Molecule Inhibitor Product, [***] of Sublicense Royalties;

(iv)         If Acorda and/or its Affiliates grants such sublicense after commencing Phase III Clinical Trials for any Licensed Small Molecule Inhibitor Product but prior to Regulatory Approval of any Licensed Small Molecule Inhibitor Product, [***] of Sublicense Royalties; and

(v)           If Acorda and/or its Affiliates grants such sublicense after Regulatory Approval of any Licensed Small Molecule Inhibitor Product, [***] of Sublicense Royalties.

3.4          Royalties on Combination Licensed Products.  In the event a Licensed Product is sold in the form of a combination product containing one or more Active Ingredients in addition to the Licensed Product Active Ingredient (hereinafter “Combination Licensed Product”) in countries in the Licensed Territory where such sales are covered by a Valid Claim in an issued patent in the Licensed Patents, then Net Sales for such Combination Licensed Product, for purposes of calculating Earned Royalties due hereunder on Net Sales of Licensed Enzyme Products and Licensed Small Molecule Inhibitor Products (as applicable) by Acorda, will be adjusted by multiplying actual Net Sales of such Combination Licensed Product by the applicable fraction, which will be negotiated in good faith by the Parties with the intention of agreeing upon a fair and equitable formula that reasonably reflects the relative value contributed by the Licensed Product to the total value of the combination in the Combination Licensed Product, as compared to the other Active Ingredients therein.  Each Party shall share with the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

other Parties any information in its possession that is relevant for determining such relative value.

3.5          Sublicense Limitation. Acorda and/or its Affiliates agree to use good faith efforts to avoid an economic arrangement in the deals with their sublicensees that provide for [***]. For the avoidance of doubt any sublicenses executed by Acorda and/or its Affiliates relating to the Licensed Patents may be compared against similar stage and economic sector deals at a similar point in time and involving similar technology to determine if [***]. In addition, Acorda and/or its Affiliates shall not enter into cross-license arrangements with any Third Party sublicensee under the Licensed Patents whereby [***]. For clarity, cross-licenses received by Acorda and/or its Affiliates in the typical course of partnering transactions where each partner to the transaction grants the other partner a cross-license to enable each other to conduct collaborative in-house research and development [***]. For further clarity, grants of covenants not to sue under patent rights shall be deemed to be licenses or sublicenses, as appropriate, under this Section.

3.6          Milestone Payments. Acorda shall pay Institutions milestone payments in the amounts specified below no later than thirty (30) days after the occurrence of each milestone as described below. Acorda shall pay the specified milestone payment upon the achievement of the corresponding milestone event by Acorda, its Affiliate or sublicensee.

Event	Milestone Payment
Upon the issuance of the first U.S. patent included in the Licensed Patents which claims the use of chondroitinase to treat CNS damage in humans.	[***]
Upon the first IND filing to conduct a Phase I Clinical Trial for a Licensed Product.	[***]
Upon successful completion of the first U.S. Phase I Clinical Trial for a Licensed Product.	[***]
Upon successful completion of the first U.S. Phase II Clinical Trial for a Licensed Product.	[***]
Upon the approval of the first U.S. New Drug Application for a Licensed Product.	[***]
Upon receiving Regulatory Approval anywhere in the Licensed Territory for other indications of a Licensed Product, excluding any spinal cord injury indications (the “Indication Milestone”).	[***]

For clarity, in no event shall any milestone payment, except for the Indication Milestone, be paid more than once to Institutions pursuant to this Section 3.6. As used herein, “successful completion” of a Clinical Trial means that the complete, analyzed data and results from such Clinical Trial have met or exceeded the endpoints of the trial and support proceeding on to the next phase of Clinical Trials on the applicable Licensed Product.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE 4

REPORTS, PAYMENTS AND ACCOUNTING

4.1          Royalties Reports and Records.  During the term of this Agreement, Acorda shall furnish, or cause to be furnished to the Institutions, written reports for each of Acorda and its Affiliates showing, for each fiscal quarter during the applicable Payment Period, the applicable information as follows:

(a)           the gross sales of all Licensed Products Sold by Acorda and its Affiliates in the Licensed Territory during the reporting period, together with the calculations of Net Sales in accordance with Section 1.16;

(b)           the Earned Royalties payable in Dollars, together with the calculations thereof, which shall have accrued hereunder in respect to such Net Sales;

(c)           the Sublicense Royalties received by Acorda and the portion of such Sublicense Royalties payable to the Institutions in accordance with Sections 3.2(b) and 3.3(a), as applicable;

(d)           the exchange rates, if any, in determining the amount of Dollars payable to the Institutions; and

(e)           the occurrence of any event triggering a milestone payment obligation in accordance with Section 3.6.

Such reports shall be substantially in the form of the template as given in Schedule 1 Part A and shall be due to Institutions within thirty (30) days after the close of the second Acorda fiscal quarter in the applicable Payment Period.  Each such report shall: (a) contain a statement in substantially the form “I hereby represent and warrant that this report is true and correct to the best of my knowledge and belief” and; (b) be signed by an officer of Acorda.  Acorda shall keep accurate records in sufficient detail to enable Earned Royalties, Sublicense Royalties and other payments payable hereunder to be determined, such records to include without limitation the amounts and source of any deductions made pursuant to Section 3.2(a).  Acorda shall be responsible for all Earned Royalties, Sublicense Royalties and other payments that are due

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Institutions from Acorda’s Affiliates and have not been paid by such Affiliates.  If a report required pursuant to this Section 4.1 is not submitted to the Institutions by the applicable due date, Institutions may give Acorda notice of such failure, and if Acorda does not provide such report within thirty (30) days of such notice, then Acorda shall pay to the Institutions the amount of one thousand dollars ($1,000) for each calendar month after such notice that such report remains undelivered.

4.2          Payee Designation.  All payments made pursuant to Article 3 of this Agreement to be made to Institutions by Acorda (and/or its Affiliates) under this Agreement shall be paid by telegraphic transfer to the account of Cambridge University Technical Services Ltd at Barclays Bank of Bene’t Street, Business Centre, PO Box No 2, Cambridge CB2 3PZ, sort code 20-17-19 account number 90532215.  The Parties agree that payments made by Acorda and/or its Affiliates and received by CUTS shall satisfy Acorda’s payment obligations to the Institutions hereunder.

4.3          Payment Terms.  All payments made pursuant to Article 3 of this Agreement shall be made in accordance with Schedule 1 Part B.  Each report pursuant to Section 4.1 shall be accompanied by payment to CUTS of the Earned Royalties, Sublicense Royalties or other payments due hereunder (as applicable) shown by said report to be due to the Institutions.

4.4          Non-Payment Terms.  All payments made pursuant to Article 3 of this Agreement shall be made within thirty (30) days after the close of the second Acorda fiscal quarter in the applicable Payment Period, failing which the Institutions may charge interest on any outstanding amount on a daily basis at 3% above Barclays Bank plc base lending rate then in force.  All payments due pursuant to Article 3 of this Agreement shall be made without deduction of income tax or other taxes charges or duties.  Payments due between the end of the final Payment Period and termination or expiry of this Agreement shall be paid within thirty (30) days of said termination or expiry.

4.5          Right to Audit.  Upon prior written notice to Acorda and not more than once in each Acorda fiscal year, the Institutions shall have the right to engage an independent, nationally-certified auditing firm selected by the Institutions and acceptable to Acorda, which acceptance shall not be unreasonably withheld, to have access during normal business hours of Acorda and on reasonable advance notice, to the applicable books and records of Acorda, as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by Acorda pursuant to Section 4.1 of this Agreement.  If such audit shows any underpayment of Earned Royalties or Sublicense Royalties by Acorda, then, within thirty (30) days after Acorda’s receipt of such report, Acorda shall remit or shall cause its Affiliates to remit to the Institutions:

(a)           the amount of such underpayment; and

(b)           if such underpayment exceeds five percent (5%) of the total Earned Royalties and/or Sublicense Royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such auditing firm performing the audit.  Otherwise, such fees and expenses shall be borne solely by Institutions.  Any overpayment of Earned Royalties and/or Sublicense Royalties shall be fully creditable against future Earned Royalties and/or Sublicense Royalties payable in any subsequent Payment Period.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

4.6          Confidentiality of Records.  All information provided by Acorda, or subject to review under this Article 4, shall be deemed Acorda’s Confidential Information (as defined in Section 9.1).  The independent, nationally-certified auditing firm shall not disclose to the Institutions or to any Third Party any such Confidential Information, except for any information showing a discrepancy in amount owed to the Institutions, and the Institutions shall not use or disclose any such Confidential Information for any purpose other than determining and enforcing its rights under this Agreement.

4.7          Currency Restrictions.  Except as otherwise provided hereinafter in this Section 4.7, all Earned Royalties and Sublicense Royalties shall be paid in Dollars.  If, at any time, legal or other restrictions imposed by a government or governmental agency or established by a court of competent jurisdiction in a particular country, prevent the prompt remittance and conversion into Dollars of part of or all Earned Royalties and/or Sublicense Royalties with respect to Sales of Licensed Products in such country, Acorda and/or its Affiliates shall have the right and option to make such payments by depositing the amount thereof in local currency to the Institutions’ account in a bank or depository in such country.

ARTICLE 5

DEVELOPMENT RESPONSIBILITIES; DILIGENCE

5.1          Institutions’ Responsibilities:   During the term of this Agreement, each of CUTS and KCL (or their designates) shall:

(a)           transfer to Acorda all relevant and material information and data (except grant applications) in its possession and generated by the Inventors directly relating to the inventions claimed in the Licensed Patents, except to the extent such transfer is prevented by confidentiality obligations or other limitations pursuant to agreements or understandings between each of CUTS and KCL, respectively, and a Third Party, and Acorda shall have the right to use such information and data for the protection and exploitation of the Licensed Patents, including but not limited to the development and commercialization of products covered by the Licensed Patents, in accordance with its rights under the Agreement; and

(b)           have the right to review and comment on the design and implementation of any Clinical Trial to be performed by Acorda and/or its Affiliates relating to any Licensed Enzyme Product or Licensed Small Molecule Inhibitor Product, provided that Institutions shall be bound by typical confidentiality restrictions with respect to any information disclosed by Acorda relating thereto.

5.2          Acorda Responsibilities.  During the term of this Agreement, Acorda and/or its Affiliates shall:

(a)           subject to 12.7, give credit to the Institutions (or their designees) for co-authorship of any publications by Acorda and/or its Affiliates relating to the Licensed Patents and acknowledge the efforts of each of Cambridge, CUTS and KCL in creating the Licensed Patents; and

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(b)           be solely responsible for their own expenses incurred in connection with their research and development efforts relating to the Licensed Patents.

5.3          General Diligence Obligations.

(a)           Licensed Patents.  Acorda shall use commercially reasonable efforts to conduct further research relating to Licensed Patents from time to time to evaluate their scientific and commercial utility.

(b)           Licensed Products.  Acorda shall, either through its own efforts and/or those of its Affiliates, use commercially reasonable efforts to develop and commercialize, and/or sublicense for development and commercialization, Licensed Enzyme Products and Licensed Small Molecule Inhibitor Products (subject to the limitation on sublicensing in Section 2.4 with respect to Small Molecule Inhibitor Products) as it deems appropriate, in the exercise of its business judgment.

(c)           Share of Information.  Acorda and/or its Affiliates shall share with the Institutions and Cambridge information developed through the research efforts of Acorda and/or its Affiliates relating to the Licensed Patents, except to the extent disclosure is prevented by confidentiality obligations of an agreement between Acorda and/or its Affiliates and a Third Party.

5.4          Specific Diligence Obligations.

(a)           Acorda shall, either through its own efforts and/or those of its Affiliates or sublicensees, use commercially reasonable efforts to develop and commercialize Licensed Products by performing the following actions (each, a “Diligence Milestone”):

(i)            within [***] years of the Effective Date, file an IND for a Licensed Product;

(ii)           within [***] years of the Effective Date, initiate a Phase I Clinical Trial for a Licensed Product; and

(iii)         within [***] years of the Effective Date, file a New Drug Application with the FDA in the U.S. for a Licensed Product.

Acorda shall provide written notice to the Institutions within thirty (30) days after it achieves a Diligence Milestone, such notice specifying the Diligence Milestone achieved.

(b)           Acorda shall send to the Institutions within thirty (30) days of each calendar anniversary of the Effective Date an updated written development plan covering as a minimum the twelve (12) calendar months preceding the calendar anniversary and the twelve (12) calendar months following it. The report shall be in the form of Schedule 1 Part C and shall show:

(i)            the projected and actual dates of first commericial sale;

(ii)           milestone progression (dates for projected and achieved milestones); and

(iii)         all past, current and projected activities taken or to be taken by Acorda and/or its Affiliates and their sublicensees to bring Licensed Products to market and maximize the sale of Licensed Products in the Licensed Territory.

The Institution’s receipt or approval of any such plan shall not be taken to waive or qualify Acorda’s obligations under this Section 5.4

(c)           If Acorda does not in a timely manner meet a Diligence Milestone set forth in Section 5.4(a), but Acorda provides to Institutions written evidence that it has used commercially reasonable efforts to meet such Diligence Milestone, then Institutions and Acorda shall negotiate in good faith for sixty (60) days after the applicable Diligence Milestone due date and agree upon a reasonable extension for such Diligence Milestone; provided that the period of such extension shall be between one (1) year and three (3) years. Additional extensions to the same Diligence Milestone (and correlatively, extensions to subsequent Diligence Milestones, as applicable) may be negotiated by the Parties in accordance with this Section 5.4(c), if necessary, based upon the progress that has been made by Acorda to meet the unmet Diligence Milestone.

(d)           If Acorda does not in a timely manner meet a particular Diligence Milestone, and either (i) Acorda has not used commercially reasonable efforts to meet the applicable Diligence Milestone and Institutions provide the basis of such determination to Acorda in a written statement, or (ii) the Parties cannot, despite using good faith efforts, agree on a reasonable extension for the applicable Diligence Milestone in accordance with Section 5.4(c), then Institutions may, upon written notice to Acorda, terminate the exclusivity of the licenses granted to Acorda under this Agreement, which licenses shall thereafter be non-exclusive.

5.5          Non-Diligence. If Acorda ceases conducting, either itself or through its Affiliates or sublicensees, the development and/or commercialization of any and all Licensed Products, then Institutions may terminate this Agreement and the licenses granted to Acorda under this Agreement in accordance with the following provisions: the Institutions shall provide Acorda with written notice specifying in detail the basis for Institutions’ belief that it has the right to terminate under this Section 5.5, and Acorda shall have sixty (60) days in which to demonstrate, to Institutions’ reasonable satisfaction, that it (or its Affiliate or sublicensee), is conducting development and/or commercialization of at least one (1) Licensed Product. During such sixty (60) day period, the Parties shall discuss in good faith whether such demonstration shows Acorda’s continued development and/or commercialization of at least one (1) Licensed Product; provided, however, that periods of inactivity in development that is typical for similar products in similar stages of development shall not be deemed Acorda’s cessation of development.  If the Parties fail to agree on whether Acorda has ceased conducting development and/or commercialization of at least one (1) Licensed Product during such period, then the Parties shall promptly agree upon and engage an independent, qualified individual (the “Expert”) to make such determination.  The Expert shall (a) have at least eight (8) years of significant experience in the biotechnology industry relating to strategic development of pharmaceutical products, (b) not be directly or indirectly affiliated with either Party or with either Party’s Affiliates or sublicensees, and (c) not have any direct or indirect interest of any kind in the resolution of whether Acorda is continuing development and/or commercialization of Licensed Products.  If the Expert determines that Acorda has ceased conducting development and/or commercialization of any and all Licensed Products, then Institutions may thereafter terminate this Agreement upon written notice and, if applicable, the provisions of Section 10.5 shall apply.  In such event, costs for engaging such Expert shall be borne by Acorda.  If the Expert determines that Acorda is continuing development and/or commercialization of Licensed Products, then the Parties shall continue their respective activities under this Agreement and costs for engaging such Expert shall be borne by Institutions.  For clarity, conduct of de minimus development work which is not reasonably supportable as part of a good faith development effort shall not, of itself, prevent a finding that Acorda (or its Affiliate or sublicensee) has ceased development of Licensed Products.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE 6

PATENTS AND PATENT COSTS

6.1          Prosecution and Maintenance of Licensed Patents.  The Institutions and Acorda shall work collaboratively to effect and conduct the ongoing patent prosecution and maintenance activities relating to the Licensed Patents.  CUTS shall be primarily responsible for overseeing such ongoing patent prosecution and shall pursue such patent prosecution to further Acorda’s reasonable commercial interest in the Licensed Patents.  CUTS shall provide Acorda with copies of all material documents relating to the filing, prosecution and maintenance of Licensed Patents, including filings and correspondence with patent authorities, in a timely manner, so as to give Acorda an opportunity to comment thereon.  Acorda may provide comments to the Institutions regarding such patent prosecution (including but not limited to guidance in the drafting of claims for the Patent Application and other Licensed Patents) and the Institutions will pay due and reasonable consideration to such comments regarding claims relating directly to Licensed Enzyme Products.  Acorda agrees to keep any documentation received under this Section 6.1 confidential in accordance with Article 9 herein.

6.2          Patent Costs.

(a)           Enzyme Method Patent Costs.  Acorda shall pay for all reasonable costs for prosecution and maintenance of patent filings of the Licensed Patents, to the extent of claims therein relating to enzymatic methods of treating CNS disorders, diseases or injuries (“Enzyme Method Patent Costs”), incurred by CUTS after the Effective Date of this Agreement.

(b)           Small Molecule Inhibitor Method Patent Costs.  Acorda shall pay a percentage, calculated in accordance with Section 6.2(b)(i), of all reasonable costs for prosecution and maintenance of patent filings of the Licensed Patents, to the extent of claims therein relating to small molecule inhibitors for use in treating CNS disorders, diseases or injuries (“Small Molecule Inhibitor Method Patent Costs”), incurred by CUTS after the Effective Date of this Agreement.

(i)            Allocation and Reimbursement of Small Molecule Inhibitor Method Patent Costs.  Acorda shall pay the percentage of Small Molecule Inhibitor Method Patents Costs calculated on the basis of the total number of non-exclusive licenses granted by

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

CUTS and/or KCL under the claims in the Licensed Patents relating to small molecule inhibitors for the treatment of CNS disorders, diseases or injuries in accordance with the following formula:

Acorda’s % =	1	x 100
total number of non-exclusive licenses granted by CUTS and/or KCL

By way of example, if Acorda holds one (1) of two (2) non-exclusive licenses under such claims, Acorda will pay fifty percent (50%) of all Small Molecule Inhibitor Method Patent Costs.

 CUTS shall promptly notify Acorda in writing of any grant of a non-exclusive license under the claims in the Licensed Patents relating to small molecule inhibitors for the treatment of CNS disorders, diseases or injuries.

(c)           Calculation of Patent Costs.  The Parties acknowledge and agree that it may be difficult to determine patent costs relating to either the use of enzymes, or small molecule inhibitors, for the treatment of CNS disorders, diseases or injuries, given that both methods are included in a single patent application. If any Party disagrees with the allocation of patent costs calculated in accordance with Sections 6.2(a) and 6.2(b), then Institutions and Acorda shall use their good faith efforts to negotiate and determine a reasonable allocation of any patent costs such that Enzyme Method Patent Costs will reasonably reflect prosecution and maintenance costs relating to such enzyme method and the Small Molecule Inhibitor Patent Costs will reasonably reflect prosecution and maintenance costs relating to such small molecule inhibitor method. For the avoidance of doubt, as of the Effective Date, the Small Molecule Inhibitor Patent Costs and the Enzyme Method Patent Costs each constitute fifty percent (50%) of the total patent costs for the Licensed Patents since they are combined in one patent application, provided, however, that such percentage may change during the term of this Agreement if, for example, the Patent Application is separated into multiple patent applications.

6.3          Acorda’s Payment Terms.  CUTS shall seek Acorda written approval prior to commitment of Enzyme Method Patent Costs and Small Molecule Inhibitor Method Patent Costs where practical and Acorda shall give or withhold approval within ten (10) calendar days. Where impractical to seek Acorda approval in the time available, CUTS shall have discretion to assume Acorda approval and commit but limit any such commitment of Enzyme Method Patent Costs and Small Molecule Inhibitor Method Patent Costs to five thousand dollars ($5,000).

6.4          Non-Payment Terms. In the event that payment is not received by CUTS within thirty (30) days of receipt by Acorda of an invoice for Enzyme Method Patent Costs and/or Small Molecule Inhibitor Method Patent Costs pursuant to Article 6 of this Agreement, the Institutions may charge interest on any outstanding amount on a daily basis at 3% above Barclays Bank plc base lending rate then in force. All payments due pursuant to Article 6 of this Agreement shall be made without deduction of income tax or other taxes charges or duties. Payments due between the end of the final Payment Period and termination or expiry of this Agreement shall be paid within thirty (30) days of said termination or expiry.

6.5          Acorda’s Payment Obligation.  Acorda’s obligation, pursuant to Section 6.2, to pay for domestic and foreign patent filing, prosecution, and maintenance costs for Licensed Patents shall continue for so long as this Agreement remains in effect.  However, Acorda may terminate such obligation with respect to any given patent and/or patent application in the Licensed Patents in any particular country and/or jurisdiction upon thirty (30) days written notice to Institutions.  If Acorda terminates its payment obligation as to a particular patent or patent application, then:

(a)                                  Acorda will be responsible for the payment of (i) all outstanding Enzyme Method Patent Costs and Small Molecule Inhibitor Method Patent Costs in the country and/or jurisdiction at the time written notice is given; and (ii) any Enzyme Method Patent Costs and Small Molecule Inhibitor Method Patent Costs in the country and/or jurisdiction necessarily and reasonably incurred during the thirty (30) days following the date such written notice is given; and

(b)                                  all license rights of Acorda and/or its Affiliates and their sublicensees under such patent and/or patent application in such country and/or jurisdiction shall terminate and all rights under such patent and/or patent application in such country and/or jurisdiction shall revert exclusively to the Institutions without encumbrance, and Institutions shall retain the right to commercialise the Patent Application at their sole discretion.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE 7

INFRINGEMENT

7.1          Enforcement of Licensed Patents Relating to Enzymes.   If either Acorda and/or its Affiliates or the Institutions become aware of a product made, used or sold in the Licensed Territory, which it believes infringes a Valid Claim relating to any pharmaceutical product containing or directly activating an enzyme, including but not limited to chondroitinase, to treat CNS disorders, diseases or injuries (the “Enzyme Method”), the Party obtaining such knowledge shall promptly advise the other Parties of all relevant facts and circumstances pertaining to the potential infringement. Acorda shall have the first right, but not the obligation, to enforce any patent rights within the Licensed Patents against such infringement, at its own expense. The Institutions shall agree to be joined with Acorda in any such legal action subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by their own counsel at their own expense. Before starting legal action in accordance with this Section 7.1 or agreeing to any settlement, Acorda shall consult the Institutions and consider their views about the advisability of the action or settlement, its effect on the public interest and how the action should be conducted.

(a)            Recovery.  Any damages or costs recovered in connection with any action filed by Acorda under this Section 7.1 which exceed Acorda’s out-of-pocket costs and expenses of litigation, shall be deemed to be Net Sales of Licensed Enzyme Products in the fiscal quarter received by Acorda.   Earned Royalties on such Net Sales shall be payable by Acorda to Institutions in accordance with the terms of this Agreement.

(b)            Backup Enforcement Right of Institutions. If Acorda does not, within one hundred twenty (120) days after receiving notice from Institutions of a potential infringement, or providing Institutions with notice of such infringement, either (i) effect the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

termination of such infringement, or (ii) institute an action to prevent continuation thereof and, thereafter prosecute such action diligently, or if Acorda notifies Institutions that it does not plan to terminate the infringement or institute such action, then Institutions shall have the right but not the obligation to do so at their own expense; provided however, that Institutions shall first consult with Acorda and give due consideration to Acorda’s reasons for not instituting actions to terminate or otherwise prevent continuation of such infringement. If Institutions decide to pursue such infringement, Acorda shall cooperate with Institutions in such effort, at Institutions’ expense, including being joined as a party to such action if necessary. Institutions shall be entitled to retain all damages or costs awarded to Institutions in such action.

7.2          Enforcement of Licensed Patents Relating to Small Molecule Inhibitors.  If either Acorda and/or its Affiliates or Institutions become aware of a product made, used or sold in the Licensed Territory, which it believes infringes a Valid Claim relating to small molecule inhibitors for use in treating CNS disorders, diseases or injuries (the “Small Molecule Inhibitor Method”), the Party obtaining such knowledge shall promptly advise the other Parties of all relevant facts and circumstances pertaining to the potential infringement. Institutions shall have the first right, but not the obligation, to enforce any patent rights within the Licensed Patents against such infringement, at its own expense.  Acorda shall agree to be joined with the Institutions in any such legal action subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by their own counsel at their own expense. Before starting legal action in accordance with this Section 7.2 or agreeing to any settlement, the Institutions shall consult Acorda and consider their views about the advisability of the action or settlement, its effect on the public interest and how the action should be conducted.

(a)             Recovery.  Any damages or costs recovered in connection with any action filed by Institutions under this Section 7.2 which exceed Institutions’ out-of-pocket costs and expenses of litigation, shall be divided equally among Institutions, Acorda and any Third Party(ies) holding a non-exclusive license under Institutions’ rights in Licensed Patents relating to small molecule inhibitors for use in treating CNS disorders, diseases or injuries during the term of such infringement.

(b)             Backup Enforcement Right of Acorda.  If Institutions do not, within one hundred eighty (180) days after receiving notice from Acorda of a potential infringement, or providing Acorda with notice of such infringement, either (i) effect the termination of such infringement, or (ii) institute an action to prevent continuation thereof and, thereafter prosecute such action diligently, or if Institutions notify Acorda that it does not plan to terminate the infringement or institute such action, then Acorda shall have the right but not the obligation to do so at its own expense; provided however, that Acorda shall first consult with Institutions and give due consideration to Institutions’ reasons for not instituting actions to terminate or otherwise prevent continuation of such infringement.    If Acorda decides to pursue such infringement, Institutions shall cooperate with Acorda in such effort, at Acorda’s expense, including being joined as a party to such action if necessary.  Acorda shall be entitled to retain all damages or costs awarded to Acorda in such action.

7.3          Enforcement of Licensed Patents Generally.  If either Acorda or Institutions become aware of a product made, used or sold in the Licensed Territory, which it believes

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

infringes a Valid Claim that does not relate specifically to either the Enzyme Method or the Small Molecule Inhibitor Method, the Party obtaining such knowledge shall promptly advise the other Parties of all relevant facts and circumstances pertaining to the potential infringement. Acorda shall have the first right, but not the obligation, to enforce any patent rights within the Licensed Patents against such infringement, at its own expense. The Institutions shall agree to be joined with Acorda in any such legal action subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by their own counsel at their own expense. Before starting legal action in accordance with this Section 7.3 or agreeing to any settlement, Acorda shall consult the Institutions and consider their views about the advisability of the action or settlement, its effect on the public interest and how the action should be conducted.

(a)           Recovery. Any damages or costs recovered in connection with any action filed by Acorda under this Section 7.3 which exceed Acorda’s out-of-pocket costs and expenses of litigation, shall be deemed to be Net Sales of Licensed Small Molecule Inhibitor Products in the fiscal quarter received by Acorda. Earned Royalties on such Net Sales shall be payable by Acorda to Institutions in accordance with the terms of this Agreement.

(b)           Backup Enforcement Right of Institutions. If Acorda does not, within one hundred eighty (180)  days after receiving notice from Institutions of a potential infringement, or providing Institutions with notice of such infringement, either (i) effect the termination of such infringement, or (ii) institute an action to prevent continuation thereof and, thereafter, prosecute such action diligently, or if Acorda notifies Institutions that it does not plan to terminate the infringement or institute such action, then Institutions shall have the right but not the obligation to do so at their own expense; provided however, that Institutions shall first consult with Acorda and give due consideration to Acorda’s reasons for not instituting actions to terminate or otherwise prevent continuation of such infringement   If Institutions decide to pursue such infringement, Acorda shall cooperate with Institutions in such effort, at Institutions’ expense.  including being joined as a party to such action if necessary.   Institutions shall be entitled to retain all damages or costs awarded to Institutions in such action.

7.4          Invalidity or Unenforceability Defenses or Actions.

(a)           If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Sections 7.1, 7.2 or 7.3, that any Licensed Patent is invalid or unenforceable, or that an interference should be declared with respect to a Licensed Patent, then the Parties shall promptly meet (which meeting may at any Party’s request be by telephone conference or videoconference) to discuss the response to such defense or defense of such counterclaim or action (as applicable) and shall cooperate with one another in such response or defense. The Party or Parties that are the plaintiffs in the underlying suit or action against such Third Party shall have the initial right to respond to such defense or defend against such counterclaim (as applicable), provided that such response or defense shall be conducted in collaboration with the other Parties, to the extent that the other Parties’ intellectual property rights or rights under this Agreement are the subject of such invalidity or unenforceability defense or counterclaim. The Party plaintiff shall involve such other Party(ies) in all decisions as to such response or defense, and in any event such Party plaintiff shall not settle or otherwise compromise such defense or counterclaim in any way that adversely affects such other Party’s

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

intellectual property rights or rights under this Agreement without such other Party’s written consent, not to be unreasonably withheld or delayed.

(b)           Similarly, if a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party that any Licensed Patent is invalid or unenforceable or that an interference should be declared with respect to a Licensed Patent, then the Parties shall promptly meet (which meeting may at any Party’s request be by telephone conference or videoconference) to discuss the defense of such action or claim and shall cooperate with one another in such defense. The Party that is the defendant in such claim, suit or action shall have the initial right to defend against same, provided that such defense shall be conducted in collaboration with the other Parties and a process under which each Party shall have a reasonable opportunity to participate in such defense shall be established, and in any event Acorda shall at all times be permitted to intervene in such defense, at its expense, and provided further that to the extent that any other Party’s intellectual property rights or interests under this Agreement are the subject of, or materially impacted by, such invalidity or unenforceability claim, suit or action, the defending Party shall involve such other Party in all decisions as to such defense, and in any event such defending Party shall not settle or otherwise compromise such defense in any way that adversely affects such other Party’s intellectual property rights or its rights under this Agreement without such other Party’s written consent, not to be unreasonably withheld or delayed.

(c)           The Party defending any claim or action under this Section 7.4 shall be responsible for one hundred percent (100%) of the out-of-pocket and reasonable costs and expenses of any such defenses, provided that if Acorda is defending, Acorda may credit such defense costs and expenses against royalties owed to Institutions under Sections 3.2 and 3.3.

7.5          Third Party Litigation.  If a Third Party institutes an infringement suit or action against Acorda and/or its Affiliate and/or sublicensee alleging that the manufacture, use or sale of any Licensed Product by Acorda and/or an Affiliate and/or sublicensee, in a country in the Licensed Territory infringes one or more patent or other intellectual property right held by such Third Party (an “Infringement Suit”), Acorda (or such Affiliate or sublicensee) shall have the right to defend and settle such Infringement Suit at its sole expense. In such event, the Parties shall meet (which meeting may at any Party’s request be by telephone conference or videoconference) and discuss in good faith the best defenses to such Infringement Suit, and Institutions shall, subject to being indemnified against any liability and having the right to be separately represented by their own counsel at their own expense, provide Acorda with reasonable assistance and cooperation in defending such Infringement Suit at Acorda’s sole expense. Acorda shall have the right to credit against royalties owed to the Institutions under Sections 3.2 and 3.3 fifty percent (50%) of any costs and expenses of such defense and settlement, but solely to the extent such costs and expenses relate directly to the defense and settlement (if any) of any claims or allegations relating directly to infringement by the Licensed Product. If, however, such Third Party makes a payment to reimburse Acorda (and/or its Affiliate and/or sublicensee) for such costs and expenses of defending such infringement suit or action, then Acorda will pay to Institutions, out of such Third Party payment, a pro rata amount (i.e., the ratio of the amount of the Third Party payment compared to the total defense costs and expenses), but not to exceed the total amount that Acorda credited against royalties owed under the previous sentence. Notwithstanding the foregoing, Acorda (or such Affiliate or sublicensee)

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

shall not settle any such Infringement Suit in a manner that materially adversely impacts the Licensed Patents without Institutions’ prior written consent, such consent not to be unreasonably withheld or delayed. For clarity, any costs and expenses of enforcing Licensed Patents, including those costs relating to the assertion of a counterclaim alleging infringement of Licensed Patents by a Third Party in response to an Infringement Suit, shall not be included in the calculation and allocation of costs and expenses under this Section 7.5, but instead shall be included in the calculation and allocation of costs and expenses under Section 7.1, 7.2 or 7.3, as applicable.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1          Limitation of Liability.  NO PARTY SHALL BE LIABLE TO ANOTHER PARTY, ITS AFFILIATES, CUSTOMERS OR SUBLICENSEES FOR ANY COMPENSATORY, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE MANUFACTURE, TESTING, LABELING, USE OR SALE OF LICENSED PRODUCTS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.1 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 8.2, 8.3 OR 8.4, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

8.2          Indemnification by Acorda.

(a)           Indemnification of CUTS.  Acorda and/or its Affiliate shall defend, indemnify and hold harmless CUTS and the University of Cambridge, and their respective directors, students and employees (the “CUTS Indemnitees”), from and against any and all losses, liabilities, expenses or damages (including reasonable attorneys’ fees) (collectively, the “Losses”) resulting from claims made or legal proceedings instituted, made or brought against any CUTS Indemnitee by a Third Party arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused by the manufacture, testing, design, use, Sale or labeling of any Licensed Products by Acorda or its Affiliates, contractors, agents or sublicensees, except to the extent of any Losses that arise from the negligence or intentional misconduct of any CUTS Indemnitee.

(b)           Indemnification of KCL. Acorda shall defend, indemnify and hold harmless KCL and its directors, students and employees (the “KCL Indemnitees”), from and against any and all Losses resulting from claims or legal proceedings instituted, made or brought against any KCL Indemnitee by a Third Party arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused by the manufacture, testing, design, use, Sale or labeling of any Licensed Products by Acorda or its Affiliates, contractors, agents or sublicensees, except to the extent of any Losses that arise from the negligence or intentional misconduct of any KCL Indemnitee.

8.3          Indemnification by CUTS.  CUTS shall defend, indemnify and hold harmless Acorda and its Affiliates, directors, officers, agents, contractors, sublicensees and employees (the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

“Acorda Indemnitees”) from and against any and all Losses resulting from claims or legal proceedings instituted, made or brought against any Acorda Indemnitee by a Third Party arising or alleged to arise by reason of, or in connection with, any breach of Section 12.2 by CUTS, except to the extent of any Losses that arise from the gross negligence or intentional misconduct of any Acorda Indemnitee, and in any such event, CUTS liability to the Acorda Indemnitees shall not exceed the total amount of the portion of all payments paid by Acorda to CUTS under this Agreement that CUTS retains and is not subsequently paid by CUTS to KCL; provided however, and CUTS hereby agrees, that such limitation shall not exclude or restrict CUTS liability for any fraud or other intentional misrepresentation, or death and personal injury caused by gross negligence or wilful misconduct of any CUTS Indemnitee.

8.4          Indemnification by KCL.  KCL shall defend, indemnify and hold harmless Acorda Indemnitees from and against any and all Losses resulting from claims or legal proceedings instituted, made or brought against any Acorda Indemnitee by a Third Party arising or alleged to arise by reason of, or in connection with, any breach of Section 12.1 by KCL, except to the extent of any Losses that arise from the gross negligence or intentional misconduct of any Acorda Indemnitee, and in any such event, KCL liability to the Acorda Indemnitees shall not exceed the total amount of the portion of all payments paid by Acorda to KCL under this Agreement; provided however, and KCL hereby agrees, that such limitation shall not exclude or restrict KCL liability for any fraud or other intentional misrepresentation, or death and personal injury caused by gross negligence or wilful misconduct of any KCL Indemnitee.

8.5          General Conditions of Indemnification.  To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 8 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.

8.6          Insurance.  Each Party shall maintain reasonable levels of insurance or other adequate forms of protection to satisfy its respective indemnification obligations under this Agreement.

ARTICLE 9

CONFIDENTIALITY

9.1          Nondisclosure of Confidential Information.  Except as otherwise provided hereunder, during the term of this Agreement and for a period of five (5) years thereafter, each Party (the “Receiving Party”) agrees to retain in strict confidence, use only for the purposes of this Agreement, and not disclose any written information or data supplied by or on behalf of another Party to such Receiving Party under this Agreement and marked as proprietary or confidential (“Confidential Information”). Any written information, materials or data disclosed by one Party to another Party pursuant to the Confidential Disclosure Agreement

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

among the Parties dated July 3, 2002 shall be deemed the disclosing Party’s Confidential Information under this Agreement and shall be subject to the provisions of this Article 9.

9.2          Permitted Disclosure.  It shall not be a breach of this Article 9 if the Receiving Party is required to disclose another Party’s Confidential Information pursuant to an order of the government or a court of competent jurisdiction, provided that the Receiving Party (a) provides such other Party with adequate notice of the required disclosure, (b) cooperates with such other Party’s efforts to protect its Confidential Information with respect to such disclosure and (c) takes all reasonable measures requested by such other Party to challenge or to modify the scope of such required disclosure. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, the Receiving Party may disclose Confidential Information of such other Party to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators provided that such entities or persons are bound by obligations of confidentiality and non-use no less restrictive than the obligations in this Agreement and agree to use the Confidential Information only for such purposes as the Receiving Party is authorized to use the Confidential Information hereunder.

9.3          Exceptions.  The obligation of a Party under Section 9.1 not to use or disclose another Party’s Confidential Information shall not apply to any part of such Confidential Information that the Receiving Party can establish by competent written proof:

(a)           at the time of disclosure is in the public domain or after disclosure comes into the public domain other than by unauthorized acts of the Receiving Party obligated not to disclose such Confidential Information and/or its Affiliates and/or sublicensees in contravention of this Agreement;

(b)           is disclosed to the Receiving Party, its Affiliates or sublicensees by a Third Party having the right to disclose it;

(c)           can be shown by written proof to already have been in the possession of the Receiving Party, its Affiliates or sublicensees prior to disclosure under this Agreement; or

(d)           results from the research and development by the Receiving Party, its Affiliates or sublicensees, independent of disclosures from the disclosing Party of this Agreement, provided that the persons developing such information have not had exposure to the Confidential Information received from the disclosing Party.

9.4          Confidential Nature of Terms of Agreement.  Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Parties; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors, sublicensees, corporate or merger partners or acquirers, or to a Party’s accountants, attorneys, and other professional advisors, and, in the case of the Institutions, to The Wellcome Trust and in the case of KCL to IP2IPO Limited, provided that such individuals or entities expressly agree to keep the terms of the Agreement confidential.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ARTICLE 10

TERM AND TERMINATION

10.1        Term.  Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date hereof and shall continue in full force and effect until the expiration of the last to expire Valid Claim and on such date this Agreement and the licenses granted hereunder shall automatically become non-exclusive, worldwide, fully paid-up, irrevocable licenses upon such expiry.

10.2        Termination by Acorda.  Acorda may terminate this Agreement at any time upon ninety (90) days prior written notice to each of CUTS and KCL.

10.3        Termination by Institutions.  The Institutions may terminate this Agreement forthwith by giving written notice to Acorda if Acorda and/or its Affiliates and/or agents and/or sub-contractors and/or sublicensees commence(s) legal proceedings to challenge the validity or ownership of any of the Licensed Patents.

10.4        Termination by any Party

(a)           Material Breach.  CUTS and KCL may terminate this Agreement if Acorda materially breaches its material obligations under this Agreement (e.g., material failure to pay CUTS and KCL pursuant to the terms of this Agreement) and Acorda fails to cure the breach within sixty (60) days after receipt of written notice from the non-breaching Party, such notice specifying in detail the nature of the alleged breach. Acorda may terminate this Agreement if one or both of the other Parties materially breaches its material obligations under this Agreement and such breaching Party(ies) fails to cure the breach within sixty (60) days after receipt of written notice from Acorda, such notice specifying in detail the nature of the alleged breach

(b)           Cease of Business.  Without prejudice to any other right or remedy, any Party may terminate this Agreement at any time by notice in writing to the other Parties, if any Party ceases to carry on business, is declared by a court of competent jurisdiction to be bankrupt, or an order made or a resolution passed for the winding up of any Party or upon the appointment of a liquidator of that Party.

10.5         Consequences of Termination.  No termination of this Agreement shall relieve Acorda of the liability for payment of any Earned Royalties due for Licensed Products sold prior to the effective date of such termination or for Sublicense Royalties paid or payable prior to the effective date of such termination. Notwithstanding anything herein to the contrary, upon any termination or expiration of this Agreement, Acorda shall have the right to use or sell Licensed Products on hand on the date of such termination or expiration and to complete Licensed Products in the process of manufacture at the time of such termination or expiration and use or sell the same, provided that Acorda shall submit the applicable royalty reports described in Section 4.1, along with Earned Royalty and/or Sublicense Royalty payments in accordance with Sections 3.2, 3.3 and 3.4 for Sale of such Licensed Products. For clarity, upon termination of

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

this Agreement under Section 10.2 or 10.3, Institutions are free to enter into a commercial license or similar agreement with any Third Party with respect to such Licensed Patents, or otherwise exploit such Licensed Patents. Further, upon the Institutions written request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms to enable the Institutions to arrange for further exploitation of the Licensed Products as they exist at the date of termination, including to provide the Institutions with all improvements, information and results created or developed by Acorda and/or its Affiliates and/or their agents.

ARTICLE 11

ASSIGNMENT

No Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, except Acorda may make such an assignment without Institutions’ written consent to an Affiliate or to a successor to all, or substantially all, of the business of Acorda, whether in a merger, sale of stock, sale of assets or other transaction, provided, however, that Acorda may not assign or transfer this Agreement or any rights or obligations hereunder without Institutions’ written consent to such a successor entity where a significant portion of such entity’s commercial business activity constitutes: (a) the manufacture and/or sale of military arms or weapons, or (b) the manufacture and/or sale of tobacco containing products. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Parties, expressly assume performance of such rights and/or obligations. Any assignment or attempted assignment by any Party in violation of the terms of this Article 11 shall be null and void and of no legal effect.

ARTICLE 12

MISCELLANEOUS

12.1        KCL confirms to Acorda that with respect to the Patent Application and/or the Licensed Patents:

(a)           as far as KCL is aware, having neither commissioned nor performed any searches or investigations into the existence of any third party rights, KCL owns its interests in the Patent Application free and clear of all licenses and encumbrances and the like of any nature whatsoever;

(b)           KCL is not currently involved in any litigation, and is unaware of any pending litigation proceedings, relating to Institutions’ ownership of the Patent Application;

(c)           this Agreement is a legal and valid obligation of, binding upon, and enforceable against KCL in accordance with the terms of this Agreement;

(d)           the execution, delivery and performance of this Agreement does not as of the Effective Date conflict with, constitute a breach of, or violate any arrangement, understanding or agreement to which KCL is a party or by which KCL is bound;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(e)           KCL has not granted to a Third Party any right or interest in any of the Licensed Patents that is inconsistent with the rights granted to Acorda herein and shall not grant a Third Party any such right during the term of this Agreement;

(f)            KCL has the right to enter into this Agreement, grant the rights granted herein and perform the obligations set forth in this Agreement; and

(g)           KCL is the legal owner of its right, title and interest in the inventions developed by its respective Inventors giving rise to the Licensed Patents.

12.2        CUTS confirms to Acorda that with respect to the Patent Application and/or the Licensed Patents:

(a)           as far as CUTS is aware, having performed no searches or investigations into the existence of any third party rights, CUTS owns its interests in the Patent Application free and clear of all licenses and encumbrances and the like of any nature whatsoever;

(b)           CUTS is not currently involved in any litigation, and is unaware of any pending litigation proceedings, relating to Institutions’ ownership of the Patent Application;

(c)           this Agreement is a legal and valid obligation of, binding upon, and enforceable against CUTS in accordance with the terms of this Agreement;

(d)           the execution, delivery and performance of this Agreement does not as of the Effective Date conflict with, constitute a breach of, or violate any arrangement, understanding or agreement to which CUTS is a party or by which CUTS is bound;

(e)           CUTS has not granted to a Third Party any right or interest in any of the Licensed Patents that is inconsistent with the rights granted to Acorda herein and shall not grant a Third Party any such right during the term of this Agreement;

(f)            CUTS has the right to enter into this Agreement, grant the rights granted herein and perform the obligations set forth in this Agreement; and

(g)           CUTS is the legal owner of its right, title and interest in inventions developed by Professor James Fawcett giving rise to the Licensed Patents.

12.3        Acorda confirms to Institutions that:

(a)           this Agreement is a legal and valid obligation of, binding upon, and enforceable against Acorda in accordance with the terms of this Agreement;

(b)           Acorda has the right to enter into this Agreement and perform the obligations set forth in this Agreement;

(c)           the execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or violate any arrangement, understanding or agreement to which Acorda is a party or by which Acorda is bound; and

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(d)           Acorda shall be responsible for the performance by its Affiliates in accordance with the terms of this Agreement.

12.4        Disclaimer of Warranties.  CUTS AND KCL MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY ACORDA AND/OR ITS AFFILIATES AND/OR ITS SUBLICENSEES OF LICENSED PRODUCT(S).

12.5        Independent Contractor.  Acorda’s relationship to Institutions shall be that of a licensee only. None of the Parties shall be considered to be an employee or agent of another, nor shall this Agreement constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind. In that respect, no Party shall have the authority to execute any agreement on behalf of another Party, nor shall any Party have any authority to negotiate any agreement, except as such other Party may expressly direct in writing.

12.6        Patent Marking.  Acorda agrees to mark the appropriate patent number or numbers on all Licensed Products made or Sold in the Licensed Territory in accordance with all applicable governmental laws, rules and regulations, and to require its sublicensees to do the same.

12.7        Use of Names.  Acorda shall obtain the prior written approval of KCL or CUTS (as applicable), such approval not to be unreasonably withheld, prior to making use of the name, trademarks, logos or symbols of KCL, the University of Cambridge, CUTS (an authorized designee of the University of Cambridge for purposes of this Agreement), or their respective employees, students and faculty members for any commercial purpose, except as required to comply with law, regulation or court order. Institutions shall obtain the prior written approval of Acorda, such approval not to be unreasonably withheld, prior to making use of the name, trademarks, logos or symbols of Acorda for any commercial purpose, except as required to comply with law, regulation or court order.

12.8        Governing Law.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of England and shall be subject to the exclusive jurisdiction of the English courts to which the Parties hereby submit, except that a Party may seek interim injunction in any court of competent jurisdiction.

12.9        Entire Agreement.  This Agreement, the Sponsored Research Agreement and the Material Transfer Agreements of even date constitutes the entire, final and exclusive agreement among the Parties hereto, and supercedes and terminates all prior agreements and understandings between the Parties, with respect to the subject matter hereof and thereof, whether written or oral, including the Confidential Disclosure Agreement among the Parties dated July 3, 2002. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.10      Survival.  Articles 1, 8, 9, and 12, and Sections 4.5, 4.6, 5.2 and 10.5 shall survive termination of this Agreement for any reason.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

12.11      Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable national laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, the Parties shall use good faith efforts to agree to replace any illegal, invalid or unenforceable provision of this Agreement with a valid provision that shall implement as much as permitted the commercial intent of the illegal, invalid, or unenforceable provision. If any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial intent of this Agreement, the Party(ies) who is the beneficiary of such illegal, invalid or unenforceable provision has the right to terminate this Agreement upon written notice, effective upon receipt, to the other Parties.

12.12      Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given and received for all purposes (a) upon personal delivery to the appropriate address, (b) five (5) days after the date of mailing when sent first class certified or registered mail, postage prepaid, (c) three (3) business days after sending by internationally recognized express delivery service, or (d) one (1) business day after facsimile transmission to the appropriate number(s) below, with transmission confirmed by the recipient. Unless otherwise specified in writing in accordance with this Section 12.12, the mailing addresses and facsimile numbers of the Parties shall be as set forth below.

For Acorda:		Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, New York 10532 USA
	Attention:	Harold Safferstein, Vice President,
Business Development
	Fax Number:	(914) 347-4560

For CUTS:		Cambridge University Technical Services Limited
c/o Research Services Division
University of Cambridge
16 Mill Lane
Cambridge CB2 1SB, UK
Attention: Director
Fax Number: +44 (0)12 2333 2988

For KCL:		King’s College London
KCL Enterprises Ltd
James Clerk Maxwell Building
57 Waterloo Road
London, SEI 8WA, UK

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Attention: Director of Technology Transfer
Fax Number: +44 (0)20 7848 3320

12.13      Force Majeure.  Any delays in, or failure of performance of any Party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected; including, but not limited to, acts of God, acts of terrorism, strikes or other concerted acts of workmen, civil disturbances, fires, floods, earthquakes, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required. The Party suffering such occurrence shall immediately notify the other Parties as soon as practicable and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided that the Party affected by such occurrence uses reasonable efforts to overcome or avoid such delay.

12.14      Farther Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.15      Headings.  The headings appearing in this Agreement have been inserted for convenience of reference only and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

12.16      No Waiver.  The failure by any Party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of any Party’s rights thereafter to enforce each and every such provision of this Agreement.

12.17      Construction.  This Agreement has been prepared jointly by all Parties and shall not be strictly construed against any Party.

12.18      Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one (1) and the same instrument.

[Signature Page Follows]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

IN WITNESS WHEREOF, Acorda, CUTS and KCL have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives below.

ACORDA THERAPEUTICS, INC.		CAMBRIDGE UNIVERSITY TECHNICAL
SERVICES LIMITED

By:	/s/ Hank Safferstein	By:	/s/ R. C. Jennings
Print Name:	Hank Safferstein	Print Name:	DR. R. C. Jennings
Title:	V.P. Business Dev.	Title:	DIRECTOR

KING’S COLLEGE LONDON

By:	/s/ SUSAN SMITH
Print Name:	SUSAN SMITH
Title:	DIRECTOR OF TECHNOLOGY TRANSFER